UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 17, 2007

SUN BANCORP, INC.
(Exact name of registrant as specified in its charter)

New Jersey	0-20957	52-1382541
(State or other jurisdiction	(SEC Commission	(I.R.S. Employer
of incorporation)	File No.)	Identification No)

226 Landis Avenue, Vineland, New Jersey		08360
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(856) 691 - 7700

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

SUN BANCORP, INC.

INFORMATION TO BE INCLUDED IN REPORT

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Registrant previously announced that on February 6, 2007, its Board of Directors and the Board of Directors of Sun National Bank (the "Bank") terminated Mr. Thomas A. Bracken as the President and Chief Executive Officer of the Registrant and the Bank.

The Registrant has announced that effective April 12, 2007, Mr. Bracken has resigned as a director of the Registrant and as a director of the Bank. The Registrant also announced that it has entered into a Settlement Agreement and General Release ("Settlement Agreement") with Mr. Bracken related to his termination as the President and Chief Executive Officer of the Registrant and the Bank. Such Settlement Agreement is filed as Exhibit 10.1 hereto and incorporated by reference herein. Included in the terms of such Settlement Agreement are (i) the resignation of Mr. Bracken as a director of the Registrant and the Bank, (ii) an aggregate payment of $1,700,000 to Mr. Bracken as severance pay related to his termination of employment with the Registrant and the Bank, (iii) extension of the term of exercisability for certain stock options until March 31, 2009, (iv) shortening of the term of exercisability for certain other stock options to March 31, 2009, (v) extension of the non-competition provisions of his Severance Agreements with the Registrant and the Bank through December 31, 2007, (vi) a reciprocal release of claims between the parties arising from Mr. Bracken's employment and termination of employment with the Registrant and the Bank, (vii) continued use of the company car through March 1, 2008 at the expense of the Registrant, (viii) the payment of up to $10,000 in legal fees incurred in connection with the Settlement Agreement, and (ix) continuation of the 280G tax-gross-up provisions of Mr. Bracken's current agreement were a change in control transaction related to the Registrant to be completed by December 31, 2007.
.

Item 9.01    Financial Statements and Exhibits

(d)   Exhibits:

10.1 Separation Agreement and General Release Dated April 12, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

SUN BANCORP, INC.

Date: April 17, 2007	/s/ Dan A. Chila
Dan A. Chila
Executive Vice President and Chief Financial Officer